[American Equity letterhead]


                                       April 26, 2001



American Equity Investment Life Insurance Company
5000 Westown Parkway; Suite 440
West Des Moines, Iowa 50266

Gentlemen:

This opinion is furnished in connection with the registration by American Equity Investment Life Insurance Company of a flexible premium deferred variable annuity contract ("Contract") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 5 to the Registration Statement on Form N-4 (File No. 333-46593) describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 5 to the Registration Statement.

                                       Sincerely,

                                       /s/ Christopher G. Daniels

                                       Christopher G. Daniels, FSA, MAAA
                                       Consulting Actuary
                                       American Equity Investment Life Insurance
                                       Company